Exhibit 17.1

102 Stanley
Scarborough WA 6019
30 June 2010

The Directors
Alloy Steel International Inc
And Associated Croups

Dear Sirs

I hereby tender my resignation as a director of group companies together with other positions in the group effective todays date.

/s/ A C Winduss
A C Winduss